Exhibit (a) (v)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

SPIRIT OF AMERICA INVESTMENT FUND, INC.

THIS IS TO CERTIFY that Spirit of America Investment Fund, Inc., a Maryland corporation (“Corporation”) having its principal office in Syosset, New York, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The designation of each of the Corporation’s existing classes of shares of capital stock is hereby amended from “Spirit of America Real Estate Fund - Class A Shares,” “Spirit of America Real Estate Fund - Class B Shares” and “Spirit of America Value Fund” to “Spirit of America Real Estate Income and Growth Fund - Class A Shares,” “Spirit of America Real Estate Income and Growth Fund - Class B Shares “and “Spirit of America Large Cap Value Fund,” respectively, with the effect that the name of each such class changes as follows:

From:	To:
Spirit of America Real Estate Fund - Class A Shares	Spirit of America Real Estate Income and Growth Fund - Class A Shares
Spirit of America Real Estate Fund - Class B Shares	Spirit of America Real Estate Income and Growth Fund - Class B Shares
Spirit of America Value Fund	Spirit of America Large Cap Value Fund

SECOND: The foregoing amendments do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the capital stock of the Corporation.

THIRD: A majority of the entire Board of Directors of the Corporation at a meeting duly convened and held on March 21, 2006, approved the foregoing amendments to the Articles of Incorporation of the Corporation and duly adopted a resolution in which were set forth the foregoing amendments to the Articles of Incorporation of the Corporation, declaring that said amendments as proposed were advisable.

FOURTH: The foregoing amendments to the Articles of Incorporation of the Corporation are limited to changes expressly permitted by §2-605(a)(1) and (a)(2) of the General Corporation Law of Maryland to be made without action by stockholders and the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

FIFTH: These articles will become effective at 12:01 a.m. on June 19, 2006.

THE UNDERSIGNED, President of Spirit of America Investment Fund, Inc., who executed on behalf of the Corporation the foregoing amendments to the Articles of Incorporation of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing amendments to the Articles of Incorporation to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Date: June 19, 2006	By:	/s/ David Lerner
David Lerner, President

Attest:	/s/ Alan P. Chodosh
Alan P. Chodosh, Secretary

Syosset, New York (ss)

Subscribed and sworn to before me this 14th day of June, 2006.

/s/ Rande Hirsch
Notary Public

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